EXHIBIT 99.1
EDISON INTERNATIONAL LOGO                                          News Release


FOR IMMEDIATE RELEASE

                                                       Contact:  Jo Ann Goddard
                                                                 (626) 302-2515
                                    World Wide Web Address:  www.edisonnews.com


                 Edison International Unit Completes Acquisition
                        of Homer City Generating Station

     ROSEMEAD, Calif., March 18, 1999--Edison International announced today that it has closed financing and completed its acquisition of the 1,884-megawatt Homer City Generating Station in western Pennsylvania. Homer City is one of the largest and lowest-cost sources of electricity in the Middle Atlantic states.

     In addition to the $1.8-billion acquisition price, the company plans to invest more than $200 million to upgrade pollution controls at the coal-fired plant, adding a scrubber on one unit and selective catalytic controls on all three of the plant's units.

     John E. Bryson, chairman and chief executive officer of Edison International, said, "The Homer City facility will provide us with a strong base in the competitive markets now forming in the Northeast. We expect that the acquisition will add to the earnings of Edison Mission Energy and Edison International beginning in 1999 and that we will operate Homer City profitably far into the future."

     Edward R. Muller, president and chief executive officer of Edison Mission Energy, a wholly-owned subsidiary of Edison International, which will own and operate the plant, added, "Strong environmental performance is one of our key objectives, and after the voluntary investment we are making in pollution controls, Homer City will have the lowest nitrogen oxide emission rate of any large coal plant in the eastern United States."

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Homer City PLANT CLOSES FINANCING
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     Previously owned by subsidiaries of GPU, Inc. and New York State Electric &
Gas Corporation, Homer City is the only major coal-fired facility in the Middle Atlantic region with rights to direct high-voltage access to both the New York and the Pennsylvania-New Jersey-Maryland power pools. The plant is located approximately 45 miles northeast of Pittsburgh, Pennsylvania.

     Edison International is a world leader in energy production, distribution, research and technology, capital financing and the marketing of consumer products and services.

     Edison Mission Energy specializes in the development, acquisition, construction management and operation of global power production facilities. As one of the world's leading global power producers, Edison Mission Energy's investments include 48 projects currently operating in Australia, Spain, the United Kingdom and the U.S., and five plants under construction in Indonesia, Italy, Thailand, Turkey and the U.S. (Puerto Rico). In total, these projects represent nearly 12,400 megawatts of generation capacity.

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     Based in Rosemead, Calif., Edison International is the parent company of
Southern California Edison, Edison Mission Energy, Edison Capital, and Edison Enterprises.